Exhibit 16




                  Letterhead of Keller Bruner & Company, L.L.P.




December 7, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We were previously the independent accountants for FCNB Corp, and on January 26, 2000, we reported on the consolidated financial statements of FCNB Corp as of and for the three years ended December 31, 1999. On December 1, 2000, we informed FCNB Corp that we had merged with McGladrey & Pullen, LLP, and we would no longer be the independent accountants for FCNB Corp. We have read FCNB Corp's statements included under Item 4 of this Form 8-K, and we agree with such statements.

Sincerely,

KELLER BRUNER & COMPANY, LLP

/s/ C. Raymond Green

C. Raymond Green, CPA
Partner